EXHIBIT 99.1

NEWS

CONTACT:
Janine Dusossoit
Vice President, Investor Relations
(610) 293-0600

SUMMARY JUDGMENT GRANTED TO SAFEGUARD SCIENTIFICS
IN PENDING SECURITIES LITIGATION

WAYNE, PA, December 1, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE) announced that the United States District Court for the Eastern District of Pennsylvania recently had granted Safeguard Scientifics’ motion for summary judgment in a consolidated action that alleged the company had violated federal securities laws. The action, commenced in June 2001, alleged inadequate disclosure of transactions involving the company’s former chairman, Warren V. Musser. The Court previously had denied plaintiffs’ motion for class certification. A separate complaint filed in July 2004 asserted substantially the same claims. The Court stayed the latter complaint pending a ruling on the motion for summary judgment in the consolidated action. The Court has not taken any further action with respect to the latter complaint.

Steven J. Feder, Senior Vice President and General Counsel of Safeguard, said, “We are very pleased with the Court’s order granting summary judgment. As the time for plaintiffs to appeal has not yet run, Safeguard intends to continue its vigorous defense of these cases.”

About Safeguard
 Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

Safeguard Scientifics, Inc. · 800 The Safeguard Building · 435 Devon Park Drive · Wayne, PA 19087-1945
TEL: (610) 293-0600 · FAX: (610) 293-0601 · www.safeguard.com